Exhibit 99.1

CONTACT

Company Contact	Investor Contact
Gina Rodrigues	Matt Glover
Aware, Inc.	Gateway Investor Relations
781-276-4000	949-574-3860
grodrigues@aware.com	AWRE@gatewayir.com

Aware Reports Fourth Quarter and Full Year 2020 Results

38% Sequential and 40% Year-Over-Year Increases in Fourth Quarter 2020 Revenue and Five-Fold Increase in Subscription Revenue

BEDFORD, MASS. – Feb. 9, 2021 – Aware, Inc., (NASDAQ: AWRE), a leading global provider of biometrics software products, solutions, and services, today reported financial results for the fourth quarter and full year ended December 31, 2020.

Fourth Quarter 2020 and Recent Operational Highlights

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Launched AwareABIS™, a modular Automated Biometric Identification System (ABIS) designed to serve between 1-30 million identities or more for large-scale, multi-modal biometric identification and deduplication.

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Reaffirmed technological leadership by becoming one of only two US companies to satisfy requirements for level 1 and level 2 compliance with the US Government’s Personal Identity Verification (PIV) following the successful completion of NIST MINEX III (Minutiae Interoperability Exchange) testing.

•

Unveiled Knomi 2.13, an updated version of the Company’s market-leading mobile biometric software product that accurately matches both masked and unmasked images without sacrificing speed or usability.

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Acquired Maxar Technologies’ AFIX product suite to extend biometric security market leadership and provide turnkey face and fingerprint biometric matching as well as forensic analysis software for small and medium-sized law enforcement and government agencies.

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Announced Company CEO and President, Bob Eckel’s appointment to the Board of Directors of the International Biometrics + Identity Association (IBIA), which serves to help advance the transparent and secure use of biometric technologies.

Fourth Quarter 2020 Financial Results

Revenue for the fourth quarter of 2020 was $3.4 million, an improvement from $2.5 million in the third quarter of 2020 and $2.5 million in the same year-ago period. The 38% sequential increase in revenue and 40% year-over-year increase in revenue was primarily due to higher perpetual license and subscription revenues.

Operating loss for the fourth quarter of 2020 was $1.9 million, compared to operating loss of $2.5 million in the third quarter of 2020 and operating loss of $1.7 million in the fourth quarter of 2019. The higher operating loss compared with the prior year period was primarily due to higher operating expenses, including investments in sales and engineering resources to drive growth in new product areas and expenses related to the acquisition of Maxar Technologies’ AFIX product suite.

Net loss in the fourth quarter of 2020 totaled $1.6 million, or $(0.08) per diluted share, which compares to net loss of $1.8 million, or $(0.08) per diluted share, in the third quarter of 2020 and net loss of $7.5 million, or $(0.35) per diluted share, in the fourth quarter of 2019.

Cash and cash equivalents totaled $38.6 million as of December 31, 2020, compared to $47.7 million as of December 31, 2019.

Full Year 2020 Financial Results

Revenue for the full year ended December 31, 2020 was $11.3 million, compared to $12.2 million for the year ended December 31, 2019. The decrease in revenue was primarily due to lower services revenue related to a multiyear international project signed with a systems integrator in the second quarter of 2018, partially offset by higher software subscription revenue.

Operating loss for the full year ended December 31, 2020 was $9.4 million, compared to operating loss of $4.2 million for the year ended December 31, 2019. The higher operating loss was primarily due to lower revenue as well as higher operating costs, including the aforementioned investments in sales and engineering resources as well as non-recurring expenses in the first half of 2020. During the first six months of 2020, the company incurred approximately $1.2 million of expenses, including $0.8 million of recruiting fees and severance payments, and more than $0.2 million in COVID-19 related charges, including remote working costs and bad debt from disrupted businesses.

Net loss for the full year ended December 31, 2020 totaled $7.6 million, or $(0.35) per diluted share, compared to a net loss of $8.3 million or $(0.39) per diluted share, in the same year-ago period.

Management Commentary

“2020 marked a period of continued transformation for our company as we strengthen our position as a market leader in mobile biometrics and middleware despite the unprecedented challenges associated with the ongoing COVID-19 pandemic,” said Bob Eckel, Aware’s Chief Executive Officer. “Operationally, we made significant progress executing our multi-pronged growth strategy by streamlining our offerings and readying them to align with subscription and consumption-based models, expanding strategic partnerships with industry leaders across multiple verticals, and reinvigorating the commercial side of the business. As a result, we’ve nearly doubled the pipeline, quintupled high-margin recurring subscription revenue, and have completed Aware’s first acquisition.

“In the face of an uncertain economic environment as well as a major transition in how work is being conducted, we took prudent and decisive steps to promote the health and safety of our employees while ensuring the long-term viability of our business by implementing appropriate cost-containment measures for the year to come. Although the long-term economic impact of these times remains unclear at best, we have a resilient and promising business model that will allow us to continue to operate and scale effectively now and in the future. Financially, we generated our second consecutive quarter of significant revenue growth, highlighted by a 40% increase in revenue compared to the same year-ago period. Our strategic business model transformation towards recurring subscription revenues accompanied by a newly scaled operating infrastructure, position Aware for a promising and bright future. As we capitalize on prominent growth catalysts in 2021, we are also evaluating accretive opportunities and partnerships that provide us with greater market access, scale and an expanded customer base.”

Conference Call

Aware management will hold a webcast today (February 9, 2021) at 5:00 p.m. Eastern time (2:00 p.m. Pacific time) to discuss these results.

Company CEO Bob Eckel and CFO David Barcelo will host the webcast, followed by a question-and-answer period.

Aware, Inc. | www.aware.com | 1.781.276.4000	© 2020 Aware, Inc.

The conference call will be broadcast live (here) and subsequently made available for replay in the investor relations section of the Company’s website. The audio recording will be available for approximately 90 days following the live event.

About Aware

Aware, a global leader in productized biometrics software products, solutions and services, provides critical biometric functionality to collect, manage, process, and match biometric images and data for identification and authentication. With their decades-long experience, Aware leads the market in liveness detection and multi-modal fusion to protect client and business processes through fingerprint, face, iris, and voice matching algorithms, mobile biometric capture and authentication software, a biometric workflow and middleware platform, and a fully-scalable ABIS. Their device-agnostic, integration-ready, and customer-managed products enable ease-of-use for enterprises to empower individuals to own their identities. Aware serves customers across a multitude of industries, including financial services, enterprise security, healthcare, human resources, citizen ID, border management, law enforcement, defense, and intelligence. Aware is a publicly held company (Nasdaq: AWRE) based in Bedford, Massachusetts. To learn more, visit https://www.aware.com or follow Aware on Twitter @AwareBiometrics.

Safe Harbor Warning

Portions of this release contain forward-looking statements regarding future events and are subject to risks and uncertainties, such as estimates or projections of future revenue, earnings and non-recurring charges, and the growth of the biometrics markets. Aware wishes to caution you that there are factors that could cause actual results to differ materially from the results indicated by such statements.

Risk factors related to our business include, but are not limited to: i) our operating results may fluctuate significantly and are difficult to predict; ii) we derive a significant portion of our revenue from government customers, and our business may be adversely affected by changes in the contracting or fiscal policies of those governmental entities; iii) a significant commercial market for biometrics technology may not develop, and if it does, we may not be successful in that market; iv) we derive a significant portion of our revenue from third party channel partners; v) the biometrics market may not experience significant growth or our products may not achieve broad acceptance; vi) we face intense competition from other biometrics solution providers; vii) our business is subject to rapid technological change; viii) our software products may have errors, defects or bugs which could harm our business; ix) our business may be adversely affected by our use of open source software; x) we rely on third party software to develop and provide our solutions and significant defects in third party software could harm our business; xi) part of our future business is dependent on market demand for, and acceptance of, the cloud-based model for the use of software: xii) our operational systems and networks and products may be subject to an increasing risk of continually evolving cybersecurity or other technological risks which could result in the disclosure of company or customer confidential information, damage to our reputation, additional costs, regulatory penalties and financial losses; xiii) our intellectual property is subject to limited protection; xiv) we may be sued by third parties for alleged infringement of their proprietary rights; xv) we must attract and retain key personnel; xvii) our business may be affected by government regulations and adverse economic conditions; xviii) we may make acquisitions that could adversely affect our results, xix) we may have additional tax liabilities; and xx) we believe the effects caused by the COVID-19 pandemic will likely have an adverse impact on our revenue over the next several quarters.

We refer you to the documents Aware files from time to time with the Securities and Exchange Commission, specifically the section titled Risk Factors in our annual report on Form 10-K for the fiscal year ended December 31, 2019 and other reports and filings made with the Securities and Exchange Commission.

Aware, Inc. | www.aware.com | 1.781.276.4000	© 2020 Aware, Inc.

AWARE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
Revenue:
Software licenses	$1,862	$735	$5,038	$4,599
Software maintenance	1,319	1,297	5,429	5,262
Services	245	418	842	2,343

Total revenue	3,426	2,450	11,309	12,204

Costs and expenses:
Cost of services	327	155	810	1,261
Research and development	2,066	2,006	9,093	7,928
Selling and marketing	1,640	944	5,411	3,610
General and administrative	1,249	1,073	5,419	3,583

Total costs and expenses	5,282	4,178	20,733	16,382

Operating loss	(1,856)	(1,728)	(9,424)	(4,178)
Interest and other income	2	194	176	1,049

Loss before benefit from income taxes	(1,854)	(1,534)	(9,248)	(3,129)
Provision (benefit) from income taxes	(218)	5,944	(1,634)	5,211

Net loss	($1,636)	($7,478)	($7,614)	($8,340)

Net loss per share – basic	($0.08)	($0.35)	($0.35)	($0.39)
Net loss per share – diluted	($0.08)	($0.35)	($0.35)	($0.39)
Weighted-average shares – basic	21,424	21,473	21,473	21,523
Weighted-average shares – diluted	21,424	21,473	21,473	21,523

Aware, Inc. | www.aware.com | 1.781.276.4000	© 2020 Aware, Inc.

AWARE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(unaudited)

	December 31, 2020	December 31, 2019
ASSETS
Cash and cash equivalents	$38,565	$47,742
Accounts and unbilled receivables, net	4,514	5,802
Property and equipment, net	3,701	3,755
Goodwill and intangible assets, net	2,868	—
Long-term tax receivable	1,398	—
All other assets, net	582	256

Total assets	$51,628	$57,555

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$2,025	$1,283
Deferred revenue	3,933	2,837
Total stockholders’ equity	45,670	53,435

Total liabilities and stockholders’ equity	$51,628	$57,555

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Aware and Knomi are registered trademarks of Aware, Inc.

Aware, Inc. | www.aware.com | 1.781.276.4000	© 2020 Aware, Inc.